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                                                                    Exhibit 2.2


                               PURCHASE AGREEMENT

                                    BETWEEN

                         L. CIESLA INTERNATIONAL, INC.

                     ECO HOLDINGS III LIMITED PARTNERSHIP,

                                      AND

                              @ ENTERTAINMENT, INC.


                              DATED JUNE 22, 1997


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                               PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (the "Agreement") is made as of the 22nd
June 1997, by and between L. Ciesla International, Inc., a corporation organized under the laws of Delaware ("LCII"); ECO Holdings III Limited Partnership, a limited partnership organized under the laws of Delaware ("ECO") and @ Entertainment, Inc., a corporation organized under the laws of Delaware (the "Company"). LCII and ECO shall hereinafter be referred to as the "Preferred Shareholders."

                                   WITNESSETH

        WHEREAS, ECO owns 4,000 shares of Series A Preferred Stock, par value one cent ($0.01) per share ("PCI Series A Preferred") of Poland Communications, Inc., a New York corporation ("PCI") and LCII owns 2,000 shares of Series C Preferred Stock, par value one cent ($0.01) per share ("PCI Series C Preferred") of PCI. The PCI Series A Preferred and the PCI Series C Preferred shall hereinafter be referred to as the "PCI Preferred."

         WHEREAS, the Preferred Shareholders desire to sell all of the shares of PCI Preferred to the Company, upon the terms and conditions and in exchange for the consideration herein specified;

        NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and of other good and valuable consideration, the parties, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                                  THE PURCHASE


         1.1. Sale of PCI Preferred. The Preferred Shareholders hereby agree to sell, assign, transfer, and convey to the Company at the Closing hereinafter identified, for the consideration set forth in accordance with the provisions of
Article II, all of their rights, title and interest in and to all of their shares the PCI Preferred. At the Closing, the Preferred Shareholders shall deliver to the Company certificates representing all the PCI Preferred owned by them, validly endorsed in blank or accompanied by stock powers with respect to such shares validly endorsed in blank.



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                                   ARTICLE II

                             TERMS OF THE PURCHASE


2.1 Consideration. As consideration for the purchase of shares of PCI Series A Preferred and PCI Series C Preferred, the Company hereby agrees to pay ECO and LCII the amount equal to ten thousand dollars (U.S. $10,000.00) for each share of PCI Series A Preferred or PCI Series C Preferred sold to the Company by ECO or LCII, as the case may be, in cash.



                                   ARTICLE III

                        CONDITIONS PRECEDENT TO CLOSING


        The Company and the Preferred Shareholders shall not be required to proceed on the Closing Date (as hereinafter defined) with the transactions contemplated by this Agreement unless the following conditions precedent shall have been fulfilled and satisfied, or shall have been waived in writing by the Company and the Preferred Shareholders.

        3.1. IPO Closing. By September 1, 1997, there shall have been a closing (the "IPO Closing") of an underwritten public offering of shares to be listed on the New York Stock Exchange or the American Stock Exchange, or to be quoted on the National Association of Securities Dealers Automated Quotation System or the National Market System of the National Association of Securities Dealers pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of at least twenty percent (20%) of the Common Stock of the Company outstanding immediately after the IPO Closing.

        3.2. Party Authorizations. There shall have been obtained, by means in conformity with all applicable provisions of all applicable laws, the approval to the transactions contemplated by this Agreement from each of the Preferred Shareholders as required by its partnership agreement.

        3.3. Corporate Authorizations. There shall have been obtained, by means in conformity with all applicable provisions of all applicable laws, the approval of the Directors of the Company to the transactions contemplated by this Agreement.



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        3.4.    Third Party Consents.   The Company and the Preferred
Shareholders shall have received from all applicable third parties all consents,non-objections or permits needed for the consummation of the transactions contemplated by this Agreement.

        3.5.    Litigation.     No action, suit or proceeding shall have been
instituted or threatened before a court, arbitration panel or governmental body with respect to the transactions contemplated hereby, and no regulatory enforcement proceeding shall be pending before any governmental agency or body with respect to the transactions contemplated hereby.

        3.6.    Waiver.     In the event that one or more of the foregoing
conditions in this Article III is not fulfilled as of the Closing, and no party to this Agreement shall have objected to proceeding with the Closing despite such non-fulfillment, fulfillment of the condition shall be deemed to have been waived.

                                   ARTICLE IV

                                    CLOSING

        4.1. The actual consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on the date on which the first business day after all of the conditions precedent to closing described in
Article III have been satisfied, or waived in writing by all partners thereto.

                                   ARTICLE V

                           OBLIGATIONS AT THE CLOSING

        5.1.    Preferred Shareholders' Obligations.    At the Closing, each of
the Preferred Shareholders shall deliver to the Company:

                1. A copy of certified resolutions adopted by the governing body or such other authority of such Preferred Shareholder authorizing or ratifying the execution and delivery of this Agreement, and the performance by such Preferred Shareholder of its obligations hereunder.

                2. Certificates representing all of the shares of PCI Preferred, owned by such Preferred Shareholder together with appropriate stock powers in a form satisfactory to the Company and executed by such

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Preferred Shareholder, assigning such certificates to the Company, free and clear of any liens, claims, options, encumbrances or restrictions of any nature whatsoever.

        5.2 The Company's Obligations.

                1. The Company shall deliver to the Preferred Shareholders cash in the amounts specified below:

                        $40,000,000.00          ECO

                        $20,000,000.00          LCII


                                   ARTICLE VI

                        FURTHER COVENANTS OF THE PARTIES


        6.1 Covenant Regarding Issuance of Company Preferred Stock. If the condition precedent set forth in Article 3.1., above, has not been satisfied by September 1, 1997 or waived in writing by the Company and the Preferred Shareholders in accordance with Article XIV, then (i) the Company shall on September 15, 1997 to ECO, an equivalent number of shares of Series A Preferred Stock, with identical rights and preferences as the PCI Series A Preferred, in exchange for ECO's shares of PCI Series A Preferred Stock; and (ii) to LCII, an equivalent number of shares of Series C Preferred Stock, with identical rights and preferences as the PCI Series C Preferred, in exchange for LCII's shares of PCI Series C Preferred Stock.

        6.2 Replication of PCI Governance Structure. The Company shall issue such shares of Series A Preferred Stock and Series C Preferred Stock by September 15, 1997. In addition, the Preferred Shareholders agree that they will replicate, with respect to the Company, the capital structure, corporate governance and shareholder relation provisions currently in effect at PCI immediately prior to the execution of this Agreement, including but not limited to all provisions contained in the Certificate of Incorporation and Bylaws of PCI (subject to the inherent differences between the New York Business Corporation Law and the Delaware General Corporation Law), that certain Shareholders' Agreement entered into by and among ECO, LCII, the Steele LLC, Roger M. Freedman and PCI on March 29, 1996, as amended, that certain Registration Rights Agreement entered into by and among ECO, Polish Investments Holdings Limited Partnership ("PIHLP"), Steele, RMF and PCI on March 29, 1996, that certain Voting Agreement entered into by and among LCII, RMF, Steele and David Chase on March 29, 1996, and that certain side letter between Steele, PIHLP and ECO dated March 29, 1996.


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        6.3     Further Assurances with respect to Company Stock. The Preferred
Shareholders and the Company agree that, from time to time and without further consideration, each of them shall execute and deliver such further documents and take such other action as the Company may require more effectively to transfer to and vest in the Company and put the Company in possession of the PCI Preferred and all right and interest in the PCI Preferred.


                                     ARTICLE VII

                    EFFECTIVENESS AND ASSIGNABILITY OF AGREEMENT

        This Agreement shall become effective when executed and delivered by the Company and each of the Preferred Shareholders, and shall be binding in all respects upon the respective successors and permitted assigns of each of the Company and the Preferred Shareholders. No party hereto may assign this Agreement in whole or in part without first obtaining the written consent of all other parties hereto.




                                    ARTICLE VIII

                              COMPLETENESS OF AGREEMENT

        This Agreement and the Exhibits hereto represent the entire contract between the Company and the Preferred Stockholders with respect to the subject matter hereof and supersede all offers, proposals, statements, representations and agreements with respect to the subject matter hereof. The Exhibits hereto are incorporated herein by reference, and shall be deemed to be included in any reference to this Agreement. This Agreement may not be amended except by action of the Company and each of the Preferred Shareholders hereto set forth in an instrument in writing signed on behalf of the Company and each of the Preferred Shareholders hereto.

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                                     ARTICLE IX

                                      CAPTIONS

        The captions to the Articles and Sections contained in this Agreement are for reference only, do not form a substantive part of this Agreement and shall not restrict nor enlarge any substantive provision of this Agreement.


                                      ARTICLE X

                                   APPLICABLE LAW

        This Agreement, and the Exhibits, and all other documents given in connection herewith, shall be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.


                                     ARTICLE XI

                     CHOICE OF FORUM; VENUE; SERVICE OF PROCESS

        Any suit, action, or proceeding among any or all of the parties hereto relating to this Agreement, to any document, instrument, or agreement delivered pursuant hereto, referred to herein, or contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement, shall be commenced and maintained exclusively in the Court of Chancery of the State of Delaware or, if that Court lacks jurisdiction over the subject matter, in a state court of competent subject-matter jurisdiction sitting in New Castle County, Delaware. The parties hereto hereby submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts. The parties hereto further agree that venue shall be in New Castle County, Delaware. The parties hereto irrevocably waive any objection to such personal jurisdiction or venue including, but not limited to, the objection that any suit, action, or proceeding brought in Delaware, has been brought in an inconvenient forum. The parties hereto irrevocably agree that process issuing from such courts may be served on them, either personally or by certified mail, return receipt requested, at the addresses on the books and records of the Company; and further irrevocably waive any objection to service of process made in such manner and at such

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addresses, including without limitation any objection that service in such manner and at such addresses is not authorized by the local or procedural laws of the State of Delaware.

                                  ARTICLE XII

                                  COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which shall be considered an original but all of which shall constitute but one and the same Agreement by and among the Company and the Preferred Shareholders.

                                  ARTICLE XIII

                           NO THIRD PARTY BENEFICIARY

        This Agreement is intended to inure to the benefit of the Company and the Preferred Shareholders only, and no third party shall have any rights, express or implied, by reason of this Agreement.

                                  ARTICLE XIV

              UNILATERAL RIGHT TO WAIVE FAILURES OF OTHER PARTIES

        14.1. Waiver. The Company or any of the Preferred Shareholders may:

                1. Extend in writing the time for the performance of any of the obligations herein contained to be performed for the benefit of such entity; and

                2. Waive in writing the failure in performance of any of the conditions herein expressed for its benefit.

        14.2. Effect of Waiver. No such waiver or extension shall be valid unless in writing and signed by the entity granting the waiver or extension, and no such waiver or extension shall be construed to excuse or mitigate any subsequent breach or violation of this Agreement not specifically covered by such waiver.

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                                   ARTICLE XV

                                  SEVERABILITY

        The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, upon the request of the Company or any of the Preferred Shareholders, the Company and the Preferred Shareholders shall add to this Agreement, in lieu of such invalid or unenforceable provisions, provisions as similar in terms to such invalid or unenforceable provisions as may be possible and legal, valid and enforceable.

                                  ARTICLE XVI

                                  TERMINATION

        16.1. Termination Events. This Agreement may be terminated at any time prior to the Closing Date, by mutual written consent of the Company and the Preferred Shareholders.

        16.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 16.1, this Agreement shall forthwith become void, and there shall be no liability on the part of the Company or any of the Preferred Shareholders; provided that the foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement.

        IN WITNESS WHEREOF, the Company and the Preferred Shareholders have caused this Agreement to be executed as of the day and year first above written.

                                @ ENTERTAINMENT, INC.
                                a Delaware corporation


                                By: _______________________________
                                Name:  Robert E. Fowler, III
                                Title: Chief Executive Officer

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L. CIESLA INTERNATIONAL, INC.
a Delaware corporation

By: _______________________________
Name:
Title:


ECO HOLDINGS III LIMITED
PARTNERSHIP, a Delaware limited partnership

By:     ADVENT ECO III L.L.C., GENERAL PARTNER

By:     GLOBAL PRIVATE EQUITY II LIMITED
        PARTNERSHIP, MEMBER

By:     ADVENT INTERNATIONAL LIMITED PARTNERSHIP,
        GENERAL PARTNER

By:     ADVENT INTERNATIONAL CORPORATION,
        GENERAL PARTNER


By: _______________________________
Name:
Title:


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